Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Luckin Coffee Inc.

Xiamen, The People’s Republic of China

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-232089) pertaining to the 2019 Share Option Plan of Luckin Coffee Inc. and the Registration Statement on Form S-8 (No. 333-260577) pertaining to the 2021 Equity Incentive Plan of Luckin Coffee Inc. of our reports dated April 6, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Luckin Coffee Inc., which appear in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China

April 6, 2023